Exhibit 10.1
JUNE 9, 2006
Mr. Benjamin Palleiko
One Meadowland Drive
Hopkinton, Ma 01748
Dear Ben:
I am pleased to formally extend to you an offer of employment with Penwest Pharmaceuticals Co. The purpose of this letter is to confirm and clarify various elements of your offer.

•	Assignment:	You will assume the responsibility of Senior Vice President, Corporate Development and Chief Financial Officer reporting to Jennifer Good, President & CEO.

•	Annual Salary:	Your starting salary will be $285,000 per year or $23,750 per month.

•	Stock Options:	150,000 shares of non-qualified stock options in Penwest Pharmaceuticals Co. Shares will vest at 25% a year over a four-year period and will be priced at market value on your start date.

•	Bonus Incentive Program:	You will be eligible to participate in the Penwest annual bonus incentive Program with a payment opportunity of up to 30% of your base salary subject to individual and company performance targets. There will be no pro-rate on your first year bonus with the company.

•	Executive Retention Agreement:	You will be entitled to an executive retention agreement to be signed on Retention the hire date. This agreement, subject to the details outlined in the plan Agreement document, will in essence provide you with 12 months plus 2 weeks pay for each full year of employment with the Company in the event of termination of employment other than for cause. The agreement will also provide that all stock options held by the executive will be accelerated in full and free of any right of repurchase by the Company. Please refer to the signed plan document for complete terms and conditions.

•	Annual Stock Option Grant:	You will be eligible to participate in the annual stock option grant given to Option Grant all employees based on both merit and level within the company.

•	401(k) Savings Plan:	You may contribute up to 15% of your pay, with a company match Plan of $0.75 on the first 6% of your contribution (subject to a 90 day waiting period and the next sign up date)

•	Stock Purchase Plan:	You may purchase company stock at a 15% discount through after-Plan tax payroll deduction (subject to a 90 day waiting period and the next sign up date).

•	Vacation:	You will be entitled to four weeks vacation per year. If beginning after March 1, your vacation will be pro-rated for the year. This will continue until such time as you fall within Penwest’s vacation policy bands.

•	Living Expenses:	Penwest will reimburse you for living expenses while in Danbury for up to 24 months, at which time the arrangement will be revisited.
The above describes some of the terms of Penwest’s Compensation and Benefits programs, which may be updated from time to time. The official documents govern in all cases.

This offer will be contingent upon successful completion of the procedures outlined in the enclosed addendum, as well as verification of the information regarding your background and qualifications that you provided on your resume/application.
I have attached our Company’s Proprietary Information Agreement and Conflict of Interest Policy as well as authorization for drug testing and background search. Please sign the attachments along with one copy of this offer letter and return them to me.
We hope that you view our offer as an indication of our confidence in your long-term success at Penwest. We know you will be a strong addition to our team and believe you will find your experience at Penwest to be challenging, rewarding and fun.
Sincerely,
/s/ Jennifer L. Good
Jennifer L. Good
President & CEO

Accepted:	/s/ Benjamin L. Palleiko
By: Benjamin Palleiko